CREDO TECHNOLOGY GROUP HOLDING LTD
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
(Adopted December 3, 2024 (the “Effective Date”))
1.Introduction. This Credo Technology Group Holding Ltd Executive Change in Control Severance Plan (as may be amended from time to time, this “Plan”) has been adopted by Credo Technology Group Holding Ltd, effective as of the Effective Date, in order to provide specified severance pay and benefits to Eligible Employees who (a) incur qualifying terminations of employment in connection with a Change in Control of the Company, and (b) abide by the terms and conditions for participation in the Plan and receipt of such pay and benefits as set forth in the Plan. The Plan is intended to be a top hat welfare benefit plan under ERISA. Capitalized terms used but not defined in this Plan are defined in Section 11.
2.Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits under the Plan, as described in Section 3, only if such Participant incurs an Involuntary Termination during the Change in Control Period and otherwise satisfies the requirements of the Plan.
3.Involuntary Termination. If, during the Change in Control Period, the Participant incurs an Involuntary Termination, then the Participant will receive, subject to the terms and conditions of the Plan, including Section 4, and paid pursuant to the timing set forth in Section 5:
3.1.an amount equal to (x) the Participant’s severance multiplier set forth in the Participant’s Participation Agreement (the “Severance Multiplier”) multiplied by (y) the sum of the Participant’s (A) Base Salary plus (B) then-current target annual bonus (the “Cash Severance”);
3.2.one hundred percent (100%) vesting acceleration of the Participant’s Equity Awards that are outstanding and unvested as of the date of the Involuntary Termination (with any Equity Awards subject to performance-based vesting conditions deemed achieved at target levels) (the “Equity Acceleration”);
3.3.if the Participant is eligible for and properly elects health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), payment of an amount equal to (x) the number of months set forth in the Participant’s Participation Agreement (the “COBRA Period”) multiplied by (y) the monthly cost of the Participant’s COBRA premium payments (for the Participant and the Participant’s dependents) (less the portion of any such premiums that the Participant would have been required to pay for the Participant and the Participant’s dependents had the Participant continued to be employed) as determined by the Company as of the date of the Involuntary Termination (the “COBRA Continuation Coverage”); and
3.4.any earned but unpaid bonus in respect of the most-recent bonus performance period ending prior to the date of the Involuntary Termination (the “Prior Earned Bonus”).
4.Release of Claims and Compliance with Covenants. As a condition to receiving any Severance Benefits, a Participant will be required to (a) enter into a Release, in a form to be provided by the Company to the Participant and within the time set by the Company, which Release must become effective and irrevocable no later than the sixtieth (60th) day following the date of the Participant’s Involuntary Termination (the “Release Deadline Date”) and (b) comply, and continue to comply, with the terms of the Release and of any Confidentiality Agreement or any other non-solicitation, non-disparagement, confidentiality, or other restrictive covenant obligation owed to any member of the Company Group, for the applicable duration of each such covenant. In no event will any Severance Benefits be paid or provided prior to the Release Effective Date. In the event of a Participant’s breach of the terms of any restrictive covenant obligation to any member of the Company Group, the Participant shall not be entitled to any further payments or benefits under the Plan, and the Participant may (in the discretion of the Administrator) be obligated to repay any amounts previously paid under the Plan, and any other payments or benefits previously provided under the Plan may be subject to recovery pursuant to the Credo Technology Group Holding Ltd Compensation Recoupment Policy or any similar policy adopted by the Company Group.
5.Payment Timing. Provided that a Participant’s Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9.4 and the terms of the Participant’s Participation Agreement, the following payment timing provisions apply to the Severance Benefits under the Plan:
5.1.Cash Severance and COBRA Continuation Coverage. Any Severance Benefits consisting of the Cash Severance and COBRA Continuation Coverage set forth in Section 3.1 and 3.3, respectively, shall be paid in a lump sum within thirty (30) days following the Release Effective Date; provided, however, that (a) no payments shall be made until the Release Effective Date and (b) if the period during which the Participant may execute the Release begins in one calendar year and ends in the next calendar year, then the payments will not be paid until the second calendar year and (c) any such payments that are delayed pursuant to the immediately preceding clauses (a) or (b) will instead be made in the first payroll period to occur after the Release Effective Date and the start of the second calendar year (if applicable).
5.2.Equity Acceleration.
5.2.1.Certain Full Value Awards. Any Severance Benefits consisting of Equity Acceleration of Equity Awards that are restricted stock units, performance shares, performance units, and/or similar full value awards (other than restricted stock) (the “Full Value Awards”) will be settled, subject to any delay required by Section 9.4 below (or the terms of the Equity Plan or the award agreement governing the Full Value Award to the extent such terms specifically require any different payment timing in order to comply with or be exempt from the requirements of Section 409A, as applicable), within ten (10) days following the Release Effective Date, or if later, on the date of the Change in Control.
5.2.2.Options and Restricted Stock Awards. Any Severance Benefits consisting of Equity Acceleration of stock options or restricted stock awards will be effective immediately upon the Release Effective Date.
5.3.Prior Earned Bonus. Any Severance Benefits consisting of a Prior Earned Bonus will be paid in a lump sum at the time bonuses are normally paid to other Company Group employees or, if later, upon the Release Effective Date.
5.4.Other Benefits. Any other Severance Benefits will be paid, or in the case of installments, will commence, on the first regularly scheduled payroll date of the Company following the Release Effective Date, or if later, on the date of the Change in Control (the “Payment Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s Involuntary Termination through the Payment Date will be paid in a lump sum to the Participant on the Payment Date, with any remaining payments to be made as provided in the Plan or the Participant’s Participation Agreement, as applicable.
6.Exclusive Benefits, Non-Duplication, and Offsets.
6.1.Accrued Amounts. On any termination of a Participant’s employment with the Company Group for any reason, the Participant will be entitled to receive all accrued but unpaid base salary amounts, vacation, expense reimbursements, wages, and other benefits due to the Participant under any Company Group plans, programs, policies, and arrangements.
6.2.Prior Benefits. The benefits, if any, provided under this Plan will be the exclusive benefits for a Participant related to termination of the Participant’s employment with the Company Group in connection with a Change in Control and will supersede and replace any acceleration of vesting provisions set forth in any offer letter, employment or severance agreement, equity award agreement and/or other agreement, arrangement or understanding between the Participant and the Company or other Company Group member, or any severance plan, program, policy or arrangement, as applicable, in effect as of the date the Participant enters into a Participation Agreement relating to such termination in connection with a Change in Control. For the avoidance of doubt, nothing in this Plan will affect an Eligible Employee’s eligibility to receive severance payments or benefits under an applicable plan, program, policy or arrangement in connection with a termination of employment not in connection with a Change in Control.
6.3.Future Benefits. In the event that, after becoming a Participant, the Participant becomes entitled to receive a Severance Benefit under this Plan and such benefit duplicates any benefits that otherwise would be provided to the Participant as a result of the termination of the Participant’s employment with the Company Group under any other Company Group member plan, program, policy or arrangement, or under a written employment agreement or offer of employment letter between the Participant and the Company Group member, or as required pursuant to the Worker Adjustment and Retraining Notification Act or any other similar non-U.S., state, or local law (collectively, the “Other Benefits”), then the corresponding Severance Benefits under this Plan will be reduced or offset by the amount of Other Benefits paid or provided to the Participant.
6.4.Indebtedness of Participants. If a Participant is indebted to the Company (or Employer or any other member of the Company Group, as applicable) on the date of the Participant’s Involuntary Termination, the Company reserves the right to offset the payment of any Severance Benefits under the Plan by the amount of such indebtedness. Such offset will be made only to the extent permitted under applicable laws and to the extent the Company determines that such offset will not result in any additional taxes under Section 409A. The Participant’s execution of the Participant’s Participation Agreement constitutes knowing written consent to the foregoing.
7.Administration.
7.1.Administrator. The Plan will be administered by the Administrator. The Plan will be administered, interpreted and operated by the Administrator (in its sole discretion). The Administrator will have the exclusive right and full discretion to (a) interpret the Plan, (b) designate the employees of the Company Group who are eligible to participate in the Plan and to provide Participation Agreements to any such Eligible Employees as the Administrator deems appropriate, (c) decide, in good faith, any and all matters arising under the Plan or any Participation Agreement (including the right to remedy possible ambiguities, inconsistencies, or omissions), (d) make, amend, and rescind such rules as it deems necessary or appropriate for the proper administration of the Plan, subject to the terms of the Plan, and (e) make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including eligibility for any benefit or payment under the Plan. Any decision made or other action taken by the Administrator (or its authorized delegates) with respect to the Plan, and any interpretation by the Administrator (or its authorized delegates) of any term or condition of the Plan (including, but not limited to, with respect to whether an Involuntary Termination or a Change in Control has occurred), or any related document, will be final, conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Sections 7.2 and 11.1, the Administrator (i) in its sole discretion and on such terms and conditions as it may provide, may delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (ii) has the authority to act for the Company as to any matter pertaining to the Plan.
7.2.Delegation; Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 7.1 and 11.1, each such officer will not be excluded from participating in the Plan if otherwise eligible, but such officer is not entitled to act upon or make determinations regarding any matters pertaining specifically to such officer’s own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
7.3.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment, or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements, and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
8.Plan Term; Plan Amendment or Termination; Preservation of Benefits.
8.1.Plan Term. The Plan will become effective upon the Effective Date and will terminate automatically upon the completion of all benefits (if any) under the terms of the Plan.
8.2.Amendment or Termination. Notwithstanding anything in the Plan to the contrary, the Company, by action of the Board or the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Participant or other person or entity, and without regard to the effect of the amendment or termination on any Participant or such other person or entity, except as otherwise provided below. Any amendment or termination of the Plan must be in writing. In addition, and without limiting the generality of the foregoing, the Company, by action of the Board or the Administrator, reserves the right to terminate a Participant’s participation in, and eligibility to receive Severance Benefits under, the Plan in the event the Board or the Administrator determines that the Participant is serving in a new or different position with the Company Group, which such position would not have qualified them as an Eligible Employee if they were serving in such position at the time they were initially designated as an Eligible Employee and provided with a Participation Agreement under the Plan. Notwithstanding the foregoing, in anticipation of, upon, in connection with or within two years following a Change in Control, the Company, without a Participant’s written consent, may neither amend or terminate the Plan, or a Participant’s participation in the Plan, in any way nor take any other action under the Plan, which (a) prevents that Participant from becoming eligible for Severance Benefits, or (b) reduces or alters to the detriment of the Participant the Severance Benefits, if any, payable, or potentially payable, to such Participant (including, without limitation, imposing additional conditions).

8.3.Preservation of Benefits.
8.3.1.For purposes of clarity, in the event of a Participant’s Involuntary Termination that occurs prior to a Change in Control, any then-outstanding and unvested portion of the Participant’s Equity Awards will remain outstanding (and unvested) until the earlier of (x) three (3) months following the date of the Involuntary Termination, or (y) a Change in Control that occurs within three (3) months following the date of the Involuntary Termination, solely so that any benefits that would be due on an Involuntary Termination occurring during the Change in Control Period can be provided (provided that in no event will the Participant’s stock options or stock appreciation rights, as applicable, remain outstanding beyond the maximum term to expiration). If no Change in Control occurs within three (3) months following the date of the Participant’s Involuntary Termination, any unvested portion of the Participant’s Equity Awards automatically and permanently will be forfeited on the date three (3) months following the date of the Involuntary Termination without having vested, and the Equity Awards will otherwise be treated in accordance with the terms of the Equity Plan and the applicable award agreement pursuant to which such Equity Award was granted.
8.3.2.Notwithstanding anything to the contrary in this Plan, in the event of a Change in Control, to the extent provision has not been made for any of a Participant’s Equity Awards to be continued or assumed, or substituted or replaced with cash, securities, rights, or other property to be paid or issued, having substantially the same terms and value as such Equity Awards (including, without limitation, any applicable performance targets or criteria with respect thereto) in accordance with the applicable provisions of the Equity Plan(s) governing such Equity Awards (if applicable), then the portion of the Participant’s Equity Awards not so assumed, continued, substituted or replaced that is outstanding and unvested as of immediately prior to the completion of the Change in Control, will accelerate vesting in full (with any Equity Awards (or portions thereof) that are subject to any performance-based vesting conditions deemed achieved at target levels. In addition, unless specifically provided otherwise under the applicable award agreement or other written agreement between the Participant and the Company Group (validly authorized by the Equity Plan administrator), if the Participant’s Equity Award that constitutes an option or stock appreciation right (or portion thereof) is not continued, assumed, substituted, or replaced as provided in this Section 8.3.2, then the Company Group will notify the Participant in writing or electronically that such Equity Award (or its applicable portion) will be exercisable for a period of time determined by the administrator of the Equity Plan in its sole discretion, and the option or stock appreciation right (or its applicable portion) will terminate upon the expiration of such period.
9.Tax Matters.
9.1.Withholdings. The Employer and/or the Company (and/or any other member or affiliate of the Company Group, as applicable) will have the right and authority to deduct from any payments or benefits payable under this Plan all applicable federal, state, local, and/or non U.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Plan, the Employer and/or the Company (and/or any other member or affiliate of the Company Group, as applicable) is permitted to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. No member of the Company Group nor any affiliate thereof will have any responsibility, liability or obligation to pay the Participant’s taxes arising from or relating to any payments or benefits under this Plan.
9.2.No Guarantee of Tax Consequences. Participants (or their beneficiaries) solely will be responsible for any and all taxes with respect to any payments or benefits provided under the Plan. None of the Administrator, the Company, the Employer or any other member or affiliate of the Company Group makes any guarantees regarding the tax treatment to any person of any payments or benefits provided under the Plan.
9.3.Limitation on Payments.
9.3.1.Reduction of Severance Benefits. If any payment or benefit that Participant would receive from the Company or any other Company Group member, or any other party whether in connection with the provisions in this Plan or otherwise (the “Parachute Payments”) would reasonably be expected to (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Parachute Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Parachute Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the Participant’s receipt, on an after-tax basis, of the greatest amount of Parachute Payments, notwithstanding that all or some of the Parachute Payments may be subject to the Excise Tax. If a reduction in Parachute Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Parachute Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will the Participant have any discretion with respect to the ordering of Payment reductions. The Participant will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Plan, and neither the Company Group nor any affiliate thereof will have any responsibility, liability, or obligation to reimburse, indemnify or hold harmless any Participant for any of those payments of personal tax liability.
9.3.2.Determination of Excise Tax Liability. Any determinations required under this Section 9.3 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon the Participants and the Company for all purposes. For purposes of making the calculations required by this Section 9.3, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participants will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 9.3. The Company will bear the costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 9.3. Neither the Company Group nor any affiliate thereof will have any liability to the Participant for the determinations of the Firm.
9.4.Section 409A.
9.4.1.General. Notwithstanding anything to the contrary in this Plan or any Participation Agreement, to the extent any payments or benefits under this Plan (including the Severance Benefits) are subject to Section 409A (“Deferred Payments”), this Plan shall be interpreted and administered to the maximum extent possible to comply with Section 409A. Accordingly, no Deferred Payments, if any, will be paid or provided pursuant to this Plan unless and until the Participant has a “separation from service” within the meaning of Section 409A (a “Separation from Service”). Similarly, no Severance Benefits payable to a Participant, if any, which otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9), will be payable until the Participant has a Separation from Service.
9.4.2.Required Delay. Notwithstanding any contrary Plan provision, if (a) a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s Separation from Service (other than due to death), and (b) any Deferred Payments otherwise due on or within the first six (6) months following the Participant’s Separation from Service will result in the imposition of additional tax under Section 409A if paid to the Participant during such period, then such Deferred Payments that are payable within such six (6) month period following such Separation from Service, instead will become payable on the date that is six (6) months and one (1) day following the date of such Separation from Service. Any subsequent Deferred Payment, if any, will be payable in accordance with the payment schedule applicable to such payment. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s Separation from Service, but before the date six (6) months following such Separation from Service, then any payments delayed in accordance with this Section 9.4.2 will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and any other Deferred Payment will be payable in accordance with the payment schedule applicable to such payment. Each payment, installment, and benefit payable under this Plan is intended to constitute a separate payment under Treasury Regulation Section 1.409A-2(b)(2).
9.4.3.Certain Exemptions. Any amount paid under this Plan that (x) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) or (y) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) will not constitute a Deferred Payment for purposes of Section 9.4.1.
9.4.4.Interpretation; Other Requirements. The provisions of the Plan are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments or benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply or be exempt. For purposes of the Plan, to the extent required to be exempt from or comply with Section 409A, any references to a Participant’s Involuntary Termination or similar phrases relating to the termination of a Participant’s employment will be references to the Participant’s Separation from Service. Notwithstanding any contrary Plan provision, including but not limited to Section 8, the Company, by action of the Administrator, reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of any Participant or other person, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any Severance Benefits. In no event will a Participant have any discretion to choose the Participant’s taxable year in which any payments or benefits are provided under this Plan. In no event will the Company Group nor any affiliate thereof have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
10.Other Provisions.

10.1.Source of Payments. Any Severance Benefits will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment or benefit under the Plan will be any greater than the right of any other general unsecured creditor of the Company, the Employer or any other member or affiliate of the Company Group.
10.2.Inalienability. In no event may any current or former employee of any Employer sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan, except as provided in this Section 10. Any other attempted assignment, transfer, conveyance, or other disposition of a Participant’s right to compensation or other benefits will be null and void. At no time will any of a Participant’s rights or interests under the Plan be subject to the claims of creditors nor liable to attachment, execution or other legal process. If any payments or benefits are payable to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
10.3.Death. Notwithstanding anything to the contrary in the Plan, if a Participant dies after the Participant’s Involuntary Termination occurs during the Change in Control Period and after the Participant (or the authorized representative of the Participant’s estate) has timely executed and returned the Release to the Company (without having timely revoked it) but before receiving all of the payments and benefits otherwise payable to the Participant, such remaining payments and benefits instead will be paid to the executor of the Participant’s estate, on behalf of the estate, at the time(s) and in the form(s) applicable to such payments and benefits, as applicable, under the Plan.
10.4.No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company, the Employer or other member or affiliate of the Company Group. The Company and the applicable Employers expressly reserve the right to discharge any of their employees at any time and for any reason, with or without cause or notice, as permitted by applicable law. However, as described in the Plan, a Participant may be entitled to benefits under the Plan depending upon the circumstances of the termination of such Participant’s employment.
10.5.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
10.6.Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with the internal substantive laws of the State of California (but not its conflict of laws provisions).
10.7.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
10.8.Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning, construction or interpretation of the Plan’s provisions.

10.9.Protected Activity. Notwithstanding any contrary provision of the Plan, the Release, or a Participant’s Confidentiality Agreement, nothing in this Plan, the Release or any Participant’s Confidentiality Agreement shall prohibit or impede a Participant from engaging in any Protected Activity. For purposes of this Plan, “Protected Activity” will mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency, or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, the Participant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Group confidential information (within the meaning of any applicable Confidentiality Agreement) to any parties other than the Governmental Entities. The Participant further understands that Protected Activity does not include disclosure of any Company Group attorney-client privileged communications or attorney work product. Any language in a Confidentiality Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Plan. The Participant understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (A) an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
11.Defined Terms. The following capitalized words and phrases will have the meanings set forth in this Section 11:
11.1.Administrator. “Administrator” means the Compensation Committee of the Board, or any person to whom the Compensation Committee of the Board has delegated any authority or responsibility with respect to the Plan pursuant to Section 7, but only to the extent of such delegation.
11.2.Base Salary. “Base Salary” means, with respect to a Participant, the Participant’s annual base salary in effect immediately before the date on which the Participant’s Involuntary Termination occurs; provided, however, that, for the avoidance of doubt, if the Involuntary Termination is by the Participant for Good Reason as a result of a reduction in the Participant’s base salary, then the Participant’s Base Salary will be not less than the Participant’s annual base salary in effect immediately prior to such reduction. The determination of the amount of a Participant’s Base Salary will be made by the Administrator, in accordance with the records of the Employer.
11.3.Board. “Board” means the Board of Directors of the Company.
11.4.Cause. “Cause” means, with respect to a Participant, the Participant’s:
(a)indictment for, conviction of, or a plea of guilty or nolo contendere to, a (x) felony or (y) any crime of moral turpitude;

(b)embezzlement, breach of fiduciary duty or fraud with regard to any member of the Company Group or any of their respective assets or businesses;
(c)continued failure to perform the Participant’s duties customarily associated with the Participant’s position as an employee of the Company Group or any of its affiliates (other than any such failure resulting from the Participant’s mental or physical incapacity) (it being understood that if the Participant is in good faith performing the Participant’s duties, but is not achieving results the Company deems satisfactory for the Participant’s position, it will not be considered to be grounds for termination of the Participant for “Cause”);
(d)the Participant’s commission of an act of dishonesty, willful misconduct, illegal conduct or breach of fiduciary duty against, and causing material harm to, the Company Group or its affiliates;
(e)breach of a material provision of any contractual obligation to any member of the Company Group;
(f)material breach or violation of a code of conduct or other material policy of the Company Group, including, without limitation, an applicable sexual harassment policy; or
(g)a failure by the Participant to cooperate in good faith with a governmental or internal investigation of the Company Group or its directors, officers or employees if the Company Group or the Board has requested the Participant’s cooperation, provided that the Participant’s failure to waive attorney-client privilege relating to communications with the Participant’s own attorney in connection with an investigation will not constitute “Cause”;
provided, however, that the events described in the foregoing clauses (c), (d), (e) and (f) will not constitute Cause unless the Company will have notified the Participant in writing describing, in reasonable detail, the events which constitute Cause and, to the extent practicable, the conduct required to cure such Cause (if such Cause is capable of being cured) and then only if the Participant will have failed to cure such events within thirty (30) days after the Participant’s receipt of such written notice.
11.5.Change in Control. “Change in Control” has the meaning set forth in the Equity Plan.
11.6.Change in Control Period. “Change in Control Period” means the time period beginning on the date that is three (3) months prior to the consummation of a Change in Control and ending on (and inclusive of) the date that is twelve (12) months following the date of consummation of such Change in Control.
11.7.Code. “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation under the Code will include such section or regulation, and any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation amending, supplementing or superseding such section or regulation.
11.8.Company. “Company” means Credo Technology Group Holding Ltd, a Cayman Islands company, and any successor as described in Section 10.5.
11.9.Company Group. “Company Group” means the Company and any parent or subsidiary of the Company.
11.10.Confidentiality Agreement. “Confidentiality Agreement” means, with respect to a Participant, the Participant’s Proprietary Information and Inventions Agreement or any similar written agreement entered into in connection with the Participant’s employment with the Company Group or any member or members thereof) relating to the protection of confidential information.
11.11.Disability. “Disability” means, with respect to a Participant, a physical or mental impairment that qualifies the Participant for disability benefits under the terms of the long- term disability plan of the Employer. For purposes of clarity, if a Participant is employed by an Employer that does not maintain a long-term disability plan but whose employees participate in the long-term disability plan of the Company or other member of the Company Group, reference to a long-term disability plan in the immediately preceding sentence instead will mean the long- term disability plan of the Company or such other member of the Company Group, as applicable.
11.12.Eligible Employee. “Eligible Employee” means each officer or other key employee of the Company who is designated by the Administrator as being eligible to participate in the Plan and who has been provided a Participation Agreement by the Company. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.
11.13.Employer. “Employer” means, with respect to an Eligible Employee, the member of the Company Group that directly employs such employee.
11.14.Equity Awards. “Equity Awards” mean, with respect to a Participant, the Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based equity awards, and other equity compensation awards, if any, granted by the Company. For purposes of clarity, to the extent any such awards have been converted, assumed, substituted, replaced, or otherwise adjusted in connection with a Change in Control, then Equity Awards also will include such awards so converted, assumed, substituted, replaced, or adjusted.
11.15.Equity Plan. “Equity Plan” means the Credo Technology Group Holding Ltd. 2021 Long-Term Incentive Plan, as may be amended from time to time, or any similar or successor equity incentive plan governing Equity Awards then in effect.
11.16.Exchange Act. “Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules promulgated thereunder, as each may be amended from time to time.
11.17.Good Reason. “Good Reason” means, with respect to a Participant, except as otherwise set forth in the Participant’s Participation Agreement:
(a)a material reduction of the Participant’s duties, authorities, title, reporting line or responsibilities relative to the Participant’s duties, authorities, title, reporting line or responsibilities in effect immediately prior to the reduction (for illustrative purposes, the following are examples of affirmative grounds for Good Reason as a material reduction of Participant’s duties, authorities, title, reporting line or responsibilities: a public company executive prior to a Change in Control who no longer (x) directly reports to the board of directors of a parent company, (y) heads the finance function of a parent company, or (z) heads the legal function of a parent company);
(b)a material reduction in the Participant’s Base Salary or annual target bonus opportunity;
(c)the relocation of the Participant’s principal place of employment to a location more than 50 miles from the Participant’s then-current principal place of employment;
(d)a material breach by the Company of the terms of this Plan or any other material agreement between a Company Group member and the Participant; or
(e)failure of a successor corporation to assume the obligations under the Plan as contemplated by Section 10.5.
In order for the Participant to resign for Good Reason, the Participant must provide written notice to the Company of the existence of the Good Reason condition within sixty (60) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such thirty (30)-day period, in order to constitute Good Reason, the Participant must resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the Company’s thirty (30)-day cure period.
11.18.Involuntary Termination. “Involuntary Termination” means, with respect to a Participant, (a) a termination by the Company or the Employer of the Participant’s employment with the Company Group for a reason other than (x) Cause, (y) the Participant’s death, or (z) the Participant’s Disability, or (b) the Participant terminates employment with the Company Group for Good Reason. For purposes of clarity, an Involuntary Termination will not be considered to occur upon a termination of a Participant’s employment for any reason not expressly specified as an Involuntary Termination, including (i) by the Company or the Employer for Cause, (ii) due to the Participant’s voluntary retirement or voluntary resignation without Good Reason or (iii) upon or in connection with the Participant’s transfer or acceptance of employment with any division, subsidiary, affiliate or managed entity of any member of the Company Group. If a Participant indicates an intention to resign and the Company Group decides to accept the resignation at an earlier date, the Participant will not, for that reason, be entitled to Severance Benefits under the Plan.
11.19.Participant. “Participant” means an Eligible Employee who has timely and properly executed and timely delivered the Eligible Employee’s Participation Agreement to the Company, as set forth therein.
11.20.Participation Agreement. “Participation Agreement” means the individual agreement provided by the Company to an employee of an Employer designating such employee as an Eligible Employee under the Plan and providing for any additional terms and conditions relating to such employee’s participation in the Plan. A form of Participation Agreement is attached hereto as Appendix A.
11.21.Plan Administrator. “Plan Administrator” means the individual, office or entity set forth in Section 12 below.
11.22.Release. “Release” means a release of claims against each member of the Company Group and each of their respective shareholders, officers, employees, directors, agents, attorneys, insurers, benefit plans, benefit plan administrators, and all of their predecessors, successors and assigns, in the form as approved by the Company from time to time.
11.23.Release Effective Date. “Release Effective Date” means the date on which the revocation period set forth in a Release expires without the releasor therein having revoked the Release, and the Release becomes non-revocable.
11.24.Section 409A. “Section 409A” means Section 409A of the Code.
11.25.Severance Benefits. “Severance Benefits” means the separation-related compensation and other benefits that a Participant will be provided under, and in the circumstances described in, Section 3 and the Participant’s Participation Agreement (as applicable).
12.Plan Information (Information required by the Employee Retirement Income Security Act of 1974).

Plan Name Credo Technology Group Holding Ltd Executive Change in Control Severance Plan	Type of Welfare Plan Severance Pay
Employer Identification Number	Plan Year Ends December 31
Plan Number Plan 502 Plan Sponsor Credo Technology Group Holding Ltd Agent for Service of Legal Process Chief Legal Officer	Plan Administrator Head of Human Resources Credo Technology Group Holding Ltd 110 Rio Robles San Jose, California 95134

13.ERISA Rights. Participants in the Credo Technology Group Holding Ltd Executive Change in Control Severance Plan have certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that Participants are entitled to:
13.1.examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan; and

13.2.obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including a copy of the latest annual report (Form 5500) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration. The Plan Administrator may make a reasonable charge for the copies.
14.Prudent Actions by Plan Fiduciaries. In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries,” have a duty to administer the Plan prudently and solely in the interest of the Participants and beneficiaries. No one, including an Employer, or any other person, may fire a Participant or otherwise discriminate against any Participant in any way to prevent a Participant from obtaining a benefit or exercising a Participant’s rights under ERISA.
15.Filing a Claim. If a Participant disagrees with the determination or payment of such Participant’s benefits, or if a Participant has any questions about receiving these benefits, such Participant should contact the Plan Administrator in writing at the address set forth in the Plan Information above.
16.Time Frame for Claim Determinations Regarding Benefits. If a Participant receives an adverse benefit determination (i.e., any denial, reduction, or termination of a benefit, or a failure to provide or make a payment), the Plan Administrator will notify the Participant of the adverse determination within a reasonable period of time, but not later than 90 days after receiving such Participant’s written claim. This 90-day period may be extended for up to an additional 90 days if the Plan Administrator (i) determines that special circumstances require an extension of time for processing the claim, and (ii) notifies the Participant, before the initial 90-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination. In the event an extension is necessary due to a Participant’s failure to submit necessary information, the Plan’s time frame for making a benefit determination on review is stopped from the date the Plan Administrator sends the Participant the extension notification until the date the Participant responds to the request for additional information.
17.If a Participant Receives an Adverse Benefit Determination. The Plan Administrator will provide a Participant with a notification of any adverse benefit determination that will set forth:
17.1.the specific reason(s) for the adverse benefit determination;
17.2.reference to the specific Plan provisions on which the benefit determination is based;
17.3.a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why that material or information is necessary; and
17.4.a description of the Plan’s appeal procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under ERISA after an adverse determination on appeal to the Plan Administrator.
18.Procedures for Appealing an Adverse Benefit Determination. A Participant, or a Participant’s authorized representative, has 60 days following the receipt of a notification of an adverse benefit determination within which to appeal the determination. A Participant has the right to:

18.1.submit written comments, documents, records and other information relating to the claim for benefits;
18.2.request reasonable access to, and copies of all documents, records and other information relevant to the Participant’s claim for benefits. Note that a reasonable charge will be made for copies of the Plan document. For this purpose, a document, record, or other information is treated as “relevant” to a claim if it:
18.2.1.was relied upon in making the benefit determination;
18.2.2.was submitted, considered, or generated in the course of making the benefit determination, regardless of whether such document, record or other information was relied upon in making the benefit determination; or
18.2.3.demonstrates compliance with the administrative processes and safeguards required in making the benefit determination; and
18.3.a review that takes into account all comments, documents, records, and other information submitted by the Participant relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination.
The Plan Administrator will notify the Participant of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of the Participant’s request for review by the Plan. This 60-day period may be extended for up to an additional 60 days if the Plan Administrator both determines that special circumstances require an extension of time for processing the claim, and notifies the Participant, before the initial 60-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination on review.
In the event that an extension is necessary due to the Participant’s failure to submit necessary information, the Plan’s time frame for making a benefit determination on review is stopped from the date the Plan Administrator sends the Participant the extension notification until the date such Participant responds to the request for additional information.
The Plan Administrator’s notice of an adverse benefit determination on appeal will contain all of the following information:
(a)the specific reason(s) for the adverse benefit determination;
(b)reference to the specific Plan provisions on which the benefit determination is based;
(c)a statement that the Participant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim. Note that a reasonable charge will be made for copies of the Plan document; and
(d)a statement describing the Participant’s right to obtain the information about such procedures, and a statement of the Participant’s right to bring an action under ERISA.

The Participant must exhaust the Plan’s administrative claims and appeals procedure before bringing a suit in either state or federal court. Similarly, failure to follow the Plan’s prescribed procedures in a timely manner will also cause the Participant to lose the Participant’s right to sue regarding an adverse benefit determination.
19.Assistance with Questions. If the Participant has any questions about the Plan, the Participant should contact the Plan Administrator. If the Participant has any questions about this statement or about the Participant’s rights under ERISA, or if the Participant needs assistance in obtaining documents from the Plan Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210. The Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
*    *    *

Appendix A
FORM OF
CREDO TECHNOLOGY GROUP HOLDING LTD
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
PARTICIPATION AGREEMENT
[Date]
Credo Technology Group Holding Ltd (the “Company”) is pleased to inform you, [Name of Eligible Employee], that you have been selected to participate in its Credo Technology Group Holding Ltd Executive Change in Control Severance Plan (the “Plan”). A copy of the Plan has been delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan, including this Participation Agreement. Any capitalized term used in this Participation Agreement that is not otherwise defined herein will have the meaning ascribed to such term in the Plan.
In order to actually become a Participant in the Plan, as described in the Plan, you must complete and sign this Participation Agreement and return it to [Name and Contact] by no later than [Date].
The Plan describes in detail certain circumstances under which you, if you are a Participant in the Plan, may become eligible for Severance Benefits and certain other benefits described herein.
Severance Benefits. Subject to the terms and conditions of the Plan and this Participation Agreement, in the event of an Involuntary Termination that occurs during the Change in Control Period, you will be eligible to receive the Severance Benefits set forth in Section 3 of the Plan. For purposes of such Severance Benefits, your Severance Multiplier and COBRA Period are as follows:

Severance Multiplier	COBRA Period
[●]	[●]

Release Requirement. In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must become effective and irrevocable within the requisite period set forth in the Release and is subject to the Release timing requirements specified in the Plan.
Appendix A-1

Withholdings. Please note that your Employer (or other applicable Company Group member) has the right to withhold from any Severance Benefits any applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.
Amendment or Termination. Notwithstanding anything in the Plan or this Participant Agreement to the contrary, the Company may amend or terminate the Plan at any time, without advance notice to you, and without regard to the effect of the amendment or termination on your participation, except as provided below. Any amendment or termination of the Plan must be in writing. In addition, the Company reserves the right to terminate your participation in, and eligibility to receive Severance Benefits under, the Plan in the event the Board or the Administrator determines that you are serving in a new or different position with the Company Group which would not have qualified you as an Eligible Employee if you were serving in such position at the time you were initially designated as an Eligible Employee and provided this Participation Agreement. Notwithstanding the foregoing, in anticipation of, upon, in connection with or within two years following a Change in Control, the Company, without your written consent, may neither amend or terminate the Plan, or your participation in the Plan, in any way nor take any other action under the Plan, which (a) prevents you from becoming eligible for Severance Benefits, or (b) reduces or alters to your detriment the Severance Benefits, if any, payable, or potentially payable, to you (including, without limitation, imposing additional conditions).
By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Credo Technology Group Holding Ltd Executive Change in Control Severance Plan; (2) you have carefully read this Participation Agreement and the Plan, including, but not limited to, the terms and conditions for participation in, and receipt of any Severance Benefits under the Plan; and (3) the decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors, and will be given the maximum possible deference permitted by law.

CREDO TECHNOLOGY GROUP HOLDING LTD	[NAME OF ELIGIBLE EMPLOYEE]
Signature	Signature

Name	Date

Title

Attachment:    Credo Technology Group Holding Ltd Executive Change in Control Severance Plan
Appendix A-2